QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

TERM LOAN AND SECURITY AGREEMENT

        This TERM LOAN AND SECURITY AGREEMENT (the "Agreement") dated August 2, 2006 by and among SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 ("SVB"), as agent (the "Agent"), and the Lenders listed on Schedule 1.1 and otherwise party hereto, including without limitation, SVB and GOLD HILL VENTURE LENDING 03, L.P. ("Gold Hill") and A123 SYSTEMS, INC., a Delaware corporation, whose address is Arsenal on the Charles, One Kingsbury Avenue, Watertown, MA 02472 ("Borrower") provides the terms on which Lenders shall extend credit to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1    ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules attached hereto. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Article 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code, to the extent such terms are defined therein.

2    LOAN AND TERMS OF PAYMENT

        2.1    Promise to Pay.

        Borrower hereby unconditionally promises to pay Lenders the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

          2.1.1    Term Loan Facility.

          (a)    Availability.    Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower from time to time prior to the Commitment Termination Date, advances (each an "Advance" and collectively the "Advances") in an aggregate amount not to exceed the Term Loan, according to each Lender's pro rata share of the Term Loan (based upon the respective Commitment Percentage of each Lender). When repaid, the Advances may not be re-borrowed. Lenders' obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Commitment Termination Date. For purposes of this Section, the minimum amount of each Advance is One Million Dollars ($1,000,000.00).

          (b)    Borrowing Procedure.    To obtain an Advance, Borrower must notify Agent by facsimile or telephone by 12:00 noon Eastern time five (5) Business Days prior to the date the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Agent a completed Payment/Advance Form in the form attached as Exhibit B (the Payment/Advance Form). On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower's deposit account, an amount equal to its Commitment Percentage multiplied by the amount of the Advance. Each Lender may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee. Each Lender may rely on any telephone notice given by a person whom such Lender reasonably believes is a Responsible Officer or designee.

        2.2    Termination of Commitment to Lend.

        Each Lender's obligation to lend the undisbursed portion of the Obligations shall terminate if, in such Lender's sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations.

        2.3    Interest Rate, Payments.

        (a)    Principal and Interest Payments On Payment Dates.    For each Advance, Borrower shall make consecutive equal monthly payments of principal and interest, calculated by Agent based upon: (1) the amount of the Advance, (2) the interest rate set forth in Section 2.3(b) below, and (3) an amortization schedule equal to the Repayment Period (individually, the "Scheduled Payment", and collectively, "Scheduled Payments"), on the first Business Day of the month following the month in which the Funding Date occurs (or commencing on the Funding Date if the Funding Date is the first Business Day of the month) with respect to such Advance and continuing thereafter during the Repayment Period on the first Business Day of each successive calendar month (each a "Payment Date"). All unpaid principal and accrued interest is due and payable in full on the last Payment Date with respect to such Advance. Payments received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. An Advance may only be prepaid in accordance with Sections 2.3(d) and 2.3(e).

        (b)    Interest Rate.    Borrower shall pay interest on each Payment Date on the unpaid principal amount of each Advance until the Advance has been paid in full. Interest shall accrue at the fixed per annum rate equal to the aggregate of the Prime Rate and two and one-half of one percent (2.50%) determined by Agent as of the Funding Date for each Advance. Interest is computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to the applicable interest rate plus four percent (4%) (the "Default Rate").

        (c)    Final Payment.    On the Maturity Date with respect to each Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Advance, an amount equal to the Final Payment.

        (d)    Mandatory Prepayment Upon an Acceleration.    If the Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all outstanding principal plus accrued interest, (ii) the Final Payment plus (iii) all other sums, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

        (e)    Permitted Prepayment of Loans.    Borrower shall have the option to prepay all, but not less than all, of the Advances advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Advances at least five (5) days prior to such prepayment, and (ii) pays, on the date of such prepayment: (i) all outstanding principal plus accrued interest, (ii) the Final Payment plus (iii) all other sums, including the Prepayment Fee, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

        (f)    Debit of Accounts.    Agent may debit any of Borrower's deposit or operating accounts including Account Number                                     , but excluding deposit accounts exclusively used for payroll, payroll taxes and other employee wages and benefit payments, for principal and interest payments when due or any amounts Borrower owes Lenders, when due. Agent shall promptly notify Borrower after it debits Borrower's accounts. These debits shall not constitute a set-off.

        2.4    Fees.

        Borrower shall pay to Agent:

          (a)    Final Payment.    The Final Payment, when due hereunder;

          (b)    Prepayment Fee.    The Prepayment Fee, as defined herein, if and when applicable; and

          (c)    Lenders' Expenses.    All Lenders' Expenses (including reasonable attorneys' fees and expenses) incurred through and after the Closing Date, when due.

        2.5    Additional Costs.    If any new law or regulation increases any Lender's costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Agent notifies Borrower of such increased costs. Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender's customary practice.

3    CONDITIONS OF LOANS

        3.1    Conditions Precedent to Initial Credit Extension.

        The Lenders' obligation to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation, the following:

          (a)   this Agreement;

          (b)   a certificate of the Secretary of Borrower with respect to articles, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement, the Loan Documents, and all transactions related thereto, including the Warrant;

          (c)   intentionally deleted;

          (d)   Perfection Certificate by Borrower;

          (e)   a legal opinion of Borrower's counsel (authority and enforceability);

          (f)    Warrants to Purchase Stock;

          (g)   Account Control Agreement/Investment Account Control Agreements (SVB and other financial institutions);

          (h)   VCOC Letter Agreement;

          (i)    Right to Invest Letter Agreement;

          (j)    insurance certificate;

          (k)   payment of the fees and Lenders Expenses then due;

          (l)    Certificate of Foreign Qualification (if applicable);

          (m)  Certificate of Good Standing/Legal Existence; and

          (n)   such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

        3.2    Conditions Precedent to all Credit Extensions.

        The obligations of Lenders to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a)   timely receipt of any Payment/Advance Form; and

          (b)   the representations and warranties in Article 5 shall be true in all material respects on the date of the Payment/Advance Form and on the effective date of each Credit Extension (except to the extent such representations and warranties relate to a specific date) and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Article 5 remain true in all material respects (except to the extent such representations and warranties relate to a specific date).

4    CREATION OF SECURITY INTEREST

        4.1    Grant of Security Interest.    Borrower hereby grants Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower's duties under the Loan Documents, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Subject to Section 5.2, Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. The Collateral may be subject to Permitted Liens.

        Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property. Borrower shall provide written notice to Agent within ten (10) days after entering or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition. Borrower shall take such steps as Agent reasonably requests to obtain the consent of, authorization by or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed "Collateral" and for Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future. Notwithstanding the foregoing, the terms of the preceding sentence shall not apply to, and the Collateral shall not include, license agreements solely for the use of intellectual property of a third party, with respect to which license Borrower is the licensee.

        If Borrower shall, at any time, acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the brief details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

        4.2    Termination by Borrower.

        Borrower may terminate this agreement by sending written notice to Agent and paying in full all Obligations. If this Agreement is terminated, Lenders' and Agent's lien and security interest in the Collateral shall continue until Borrower fully satisfies the Obligations.

        4.3    Authorization to File Financing Statements.

        Borrower hereby authorizes Agent to file UCC financing statements, without notice to Borrower, with all appropriate jurisdictions, in order to perfect or protect Agent's and Lenders' interest or rights hereunder, including a notice that any disposition of the Collateral by either Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code.

5    REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants to Agent and each Lender as follows:

        5.1    Due Organization and Authorization.

        Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower's business or operations. In connection with this Agreement, Borrower delivered to Agent and Lenders a perfection certificate signed by Borrower and entitled "Perfection Certificate". Borrower represents and warrants to Agent and each Lender that: (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate

accurately sets forth Borrower's organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete in all material respects. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Agent of such organizational identification number.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor shall they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default would reasonably be expected to have a material adverse effect on Borrower's business or operations.

        5.2    Collateral.

        Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account, other than the deposit accounts with Lenders and deposit accounts described in the Perfection Certificate delivered to Agent and Lenders in connection herewith. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to the Lenders in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee other than as set forth in the Perfection Certificate, then Borrower will first receive the written consent of Lenders and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent and Lenders. All Inventory is in all material respects of good and marketable quality, free from material defects.

        5.3    Litigation.

        Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened against Borrower or any Subsidiary in which an adverse decision would reasonably be expected to have a material adverse effect on Borrower's business or operations.

        5.4    No Material Deterioration in Financial Statements.

        All consolidated financial statements for Borrower, and any Subsidiary, delivered to Agent, fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations, subject to year-end adjustments and absence of footnotes There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Agent.

        5.5    Solvency.

        The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is able to pay its debts (including trade debts) as they mature.

        5.6    Regulatory Compliance.

        Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on Borrower's business or operations. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance in all material respects with applicable law.

Borrower and each Subsidiary has timely filed all required tax returns (or extensions thereof) and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to have a material adverse effect on Borrower's business or operations.

        5.7    Subsidiaries.

        Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments and the following wholly-owned subsidiaries: (i) A123 Securities Corporation, (ii) T/J Technologies, Inc., (iii) A123China Chang Zhou, (iv) A123China Zhenjiang, and (v) A123 Materials Company (collectively, the "Wholly-Owned Subs").

        5.8    Full Disclosure.

        No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender (taken together with all such written certificates and written statements given to Agent or any Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6    AFFIRMATIVE COVENANTS

        Borrower shall do all of the following:

        6.1    Government Compliance.

        Borrower shall maintain its and all Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to have a material adverse effect on Borrower's business.

        6.2    Financial Statements, Reports, Certificates.

        (a)   Borrower shall deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than two hundred ten (210) days after the last day of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent; (iii) in the event that Borrower's stock becomes publicly held, within five (5) days of filing, Borrower shall provide to Agent copies of or electronic notice of links to all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (v) Board projections, annually and within thirty (30) days of Board approval; and (vi)other financial information reasonably requested by Agent.

        (b)   Within thirty (30) days after the last day of each month, Borrower shall deliver to Agent with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

        6.3    Inventory; Returns.

        Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower's customary practices as they exist at the Closing Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims, that involve more than Fifty Thousand Dollars ($50,000.00).

        6.4    Taxes.

        Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Agent, on demand, appropriate certificates attesting to such payments.

        6.5    Insurance.

        Borrower shall keep its business and the Collateral insured for risks and in amounts, and as Lenders and Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders and Agent in Lenders' and Agent's reasonable discretion. All property policies shall have a lender's loss payable endorsement showing each Lender as an additional loss payee and all liability policies shall show the Lenders and Agent as an additional insured and all policies shall provide that the insurer must give Agent on behalf of Lenders at least twenty (20) days notice before canceling its policy. At Agent's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent's option, be payable to Agent on behalf of Lenders on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lenders have been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in Section 6.5, and take any action under the policies Agent deems prudent.

        6.6    Accounts

        (a)   In order to permit Agent to monitor Borrower's financial performance and condition, Borrower, shall maintain its depository and operating accounts with Agent and a majority of Borrower's cash or securities in excess of that amount used for Borrower's operations shall be maintained or administered through Agent. In addition to the foregoing, as of the Effective Date and at all times thereafter, Borrower shall maintain a minimum balance, maintained or administered through Agent, of the lesser of: (i) Five Million Dollars ($5,000,000.00) in unrestricted cash or securities, or (ii) an amount equal to at least ninety-five percent (95.0%) of the dollar value of the Borrower's and its Affiliates', in the aggregate, cash or securities (excluding cash or securities required to be maintained outside of the United States, in the ordinary course of business).

        (b)   Borrower shall identify to Agent, in writing, any bank or securities account opened by Borrower with any institution other than Agent. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Agent's request and option, pursuant to an agreement in form and substance reasonably acceptable to the Lenders and Agent, cause the depository bank or securities intermediary to agree that such account is the collateral of Agent, and enter into a "control agreement" on behalf of Lenders pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees.

        6.7    Further Assurances.

        Borrower shall execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent's and Lenders' security interest in the Collateral or to effect the purposes of this Agreement.

7    NEGATIVE COVENANTS

        Borrower shall not do any of the following without Agent's prior written consent:

        7.1    Dispositions.

        Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the intellectual property, except for Transfers of (a) Inventory in the ordinary course of business; (b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (c) worn-out or obsolete Equipment. Borrower shall not enter into an agreement with any Person other than the Lenders which restricts the subsequent granting to Agent or Lenders of a security interest in the Intellectual Property.

        7.2    Changes in Business, Ownership, Management or Locations of Collateral.

        Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership such that the holders of at least 50% of the voting securities of Borrower prior to any transaction or series of transactions do not continue to hold at least 50% of such securities (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the investment), or have change in management such that either: (A) any one (1) out of the three (3) Key Persons resigns, is terminated, or is no longer actively involved in the management of the Borrower in his/her current position and a replacement reasonably satisfactory to Agent for such Key Person is not made within one hundred twenty (120) days after departure from Borrower, or (B) any two (2) out of the three (3) Key Persons resign, are terminated, or are no longer actively involved in the management of the Borrower in their current positions. Borrower shall not, without at least thirty (30) days prior written notice to Agent: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000.00) in Borrower's assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational structure or type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

        7.3    Mergers or Acquisitions.

        Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) such transactions would result in a decrease of no more than twenty-five percent (25.0%) of Tangible Net Worth; and (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) no Indebtedness (other than trade payables and current operating expenses incurred in the ordinary course of business) shall be assumed by Borrower in connection with such transactions; and (d) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

        7.4    Indebtedness.

        Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

        7.5    Encumbrance.

        Create, incur, or allow any Lien on any of its property, including the Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

        7.6    Distributions; Investments.

        (a)   Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends (except those payable in common stock) or make any distribution or payment on or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Two Hundred Thousand Dollars ($200,000.00) per fiscal year.

        7.7    Transactions with Affiliates.

        Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

        7.8    Subordinated Debt.

        Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Agent's prior written consent.

        7.9    Compliance.

        Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, or permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower's business or operations or permit any of its Subsidiaries to do so.

8    EVENTS OF DEFAULT

        Any one of the following shall constitute an Event of Default:

        8.1    Payment Default.

        Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During such three (3) Business Day period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).

        8.2    Covenant Default.

        (a)   If Borrower fails to perform any obligation under Sections 6.2, or 6.6, or violates any of the covenants contained in Article 7 of this Agreement, or

        (b)   If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, or any of the Loan Documents, and as to any default under such other material term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period). Grace periods provided under this section shall not apply, among, other things, to any covenants that are required to be satisfied, completed or tested by a date certain.

        8.3    Intentionally Deleted.

        8.4    Attachment.

        (a)   Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with the Lenders and/or Agent, or any entity under control of Lenders and/or Agent (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim becomes a Lien on a material portion of Borrower's assets in an amount in excess of Two Hundred Thousand Dollars ($200,000.00); or (e) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).

        8.5    Insolvency.

        (a)   Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45)days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

        8.6    Other Agreements.

        If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

        8.7    Judgments.

        If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

        8.8    Misrepresentations.

        If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document.

        8.9    Subordinated Debt.

        A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Lenders or any creditor that has signed a subordination agreement with Lenders breaches any terms of the subordination agreement.

        8.10    Lien Priority

        There is an impairment in the priority of Lenders' security interest in the Collateral.

        8.11    SVB Loan Agreement.

        An Event of Default (as such term is defined in the SVB Loan Agreement) occurs under the SVB Loan Agreement.

9    RIGHTS AND REMEDIES

        9.1    Rights and Remedies.

        When an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

          (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);

          (b)   Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;

          (c)   Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Agent considers advisable, and notify any Person owing Borrower money of Agent's, and Lenders' security interest in such funds and verify and/or collect the amounts owed by such account debtor. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent in the form received from the account debtor, with proper endorsements for deposit;

          (d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates and which is reasonably convenient to Lenders and Borrower. Subject to the rights of third parties, to the extent such third parties' rights are senior to Lenders, may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Subject to the rights of third parties, to the extent such third parties' rights are senior to Lenders, Borrower grants Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent's rights or remedies;

          (e)   Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;

          (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Agent for benefit of Lenders;

          (g)   Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

          (h)   Exercise all rights and remedies and dispose of the Collateral according to the Code.

        9.2    Power of Attorney.

        Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors; (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; and (e) transfer the Collateral into the name of Agent for the benefit of Lenders or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent's foregoing appointment as Borrower's attorney in fact, and all of Agent's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders' and Agent's obligation to provide Credit Extensions terminates.

        9.3    Lenders' Expenses

        Any amounts paid by Lenders as provided herein shall constitute Lenders' Expenses and are immediately due and payable, and shall bear interest at the then applicable rate hereunder and be secured by the Collateral. No payments by Lenders shall be deemed an agreement to make similar payments in the future or Agent's and Lenders' waiver of any Event of Default.

        9.4    Agent's and Lenders' Liability for Collateral.

        So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of Collateral and Section 9-207 of the Code, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

        9.5    Remedies Cumulative.

        Agent's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent's exercise of one right or remedy is not an election, and Agent's waiver of any Event of Default is not a continuing waiver. Agent's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it was given.

        9.6    Demand Waiver.

        Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10    NOTICES

        All notices or demands by any party to this Agreement or any related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by facsimile at the addresses listed below. Either Lender, Agent or Borrower may change its notice address by giving the other party written notice.

If to Borrower:	A123 Systems, Inc. Arsenal on the Charles, One Kingsbury Avenue Watertown, Massachusetts 02472 Attn: Chief Financial Officer Fax: (617) 778-5749

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 1100 Winter Street, Suite 4650 Waltham, MA 02451 Attn: John H. Chory, Esq. Fax: (781) 966-2100
If to Agent: or SVB:	Silicon Valley Bank One Newton Executive Park, Suite 200 2221 Washington Street Newton, Massachusetts 02462 Attn: Mr. David Rodriquez Fax: (617) 969-5478
with a copy to:	Riemer & Braunstein LLP 3 Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456
If to Gold Hill:	Gold Hill Venture Lending 03, L.P. One Newton Executive Park, Suite 100 2221 Washington Street Newton, Massachusetts 02462 Attn: Mr. David Fischer Fax: (617) 527-0505

11    CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

        Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lenders, and Agent each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided however, that if for any reason Lenders cannot avail themselves of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS' OR AGENT'S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

        BORROWER, AGENT, AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12    GENERAL PROVISIONS

        12.1    Successors and Assigns.

        This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Agent's prior written consent which may be granted or withheld in Agent's discretion. Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders' obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or any related party.

        12.2    Indemnification.

        Borrower hereby indemnifies, defends and holds Agent and the Lenders and their respective directors, officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party or Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses, or Lenders' Expenses incurred, or paid by Lenders and/or Agent from, following, or consequential to transactions between Lenders and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Lenders' or Agent's gross negligence or willful misconduct.

        12.3    Right of Set Off.

        Borrower hereby grants to Agent for the ratable benefit of Lenders, and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including an Agent subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or Lenders, as appropriate, may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        12.4    Time of Essence.

        Time is of the essence for the performance of all Obligations in this Agreement.

        12.5    Severability of Provision.

        Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

        12.6    Amendments in Writing, Integration.

        All amendments to this Agreement must be in writing signed by Agent, Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

        12.7    Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

        12.8    Survival.

        All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

        12.9    Confidentiality.

        In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders' and Agent's subsidiaries or affiliates in connection with their business with Borrower

(provided, however, Lenders and Agent use commercially reasonable efforts in obtaining their subsidiaries' and affiliates' agreement to the terms of this provision); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as required in connection with Lenders' and Agent's examination or audit; and (e) as Agent considers appropriate in exercising remedies under this Agreement. The obligations of Lender and Agent under this Section 12.9 shall not apply to information that either: (i) is in the public domain or in Lenders' and/or Agent's possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent through no fault of Lender or Agent; or (ii) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.

13    DEFINITIONS

        13.1    Definitions.

        In this Agreement:

          "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

          "Advance" or "Advances" is defined in Section 2.1.1(a).

          "Affiliate" is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

          "Agent" means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

          "Board" means Borrower's board of directors.

          "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or storage or any equipment containing the information.

          "Business Day" is any day that is not a Saturday, Sunday or a day on which Agent is closed.

          "Closing Date" is the date of this Agreement.

          "Code" is the Uniform Commercial Code as adopted in Massachusetts as amended and in effect from time to time.

          "Collateral" is any and all properties, rights and assets of Borrower or the power to transfer rights, in the property described on Exhibit A.

          "Commitment Percentage" is set forth in Schedule 1.1, as amended from time to time.

          "Commitment Termination Date" is the earlier of                        , 2007 [date which is 364 days from the Closing Date] and the written termination of this Agreement by Borrower.

          "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

          "Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

          "Credit Extension" is each Advance, or any other extension of credit by Lenders for Borrower's benefit.

          "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

          "Final Payment" is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the Maturity Date for such Advance equal to the Loan Amount for such Advance multiplied by the Final Payment Percentage.

          "Final Payment Percentage" is, for each Advance, three percent (3.0%).

          "Funding Date" is any date on which an Advance is made to or on account of Borrower.

          "GAAP" is generally accepted accounting principles in the United States.

          "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

          "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Intellectual Property": is any Copyrights, Copyright rights, Copyright applications, Copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any Patents, Trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

        "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Key Person" means, Chief Executive Officer, Chief Financial Officer, and Chief Technical Officer.

        "Lender" is any one of the Lenders.

        "Lenders" shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

        "Lenders' Expenses" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) of Agent and Lenders for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Amount" in respect to each Advance is the original principal amount of such Advance.

        "Loan Documents" are, collectively, this Agreement, any guaranties executed by any guarantor, and any other present or future agreement between Borrower and/or for the benefit of Lenders and Agent in connection with this Agreement, all as amended, extended or restated, other than agreements executed solely in connection with the issuance of any equity securities of Borrower to the Lenders.

        "Mask Works" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

        "Maturity Date" is with respect to each Advance, the last day of the Repayment Period for each such Advance, or if earlier, the date of prepayment or acceleration of such Advance by Agent following an Event of Default.

        "Obligations" are liabilities, obligations, covenants, agreements, debts, principal, interest, Final Payment, Prepayment Fee, Lenders' Expenses, and other amounts Borrower owes Lenders and/or Agent pursuant to this Agreement now or later, other than any obligations of Borrower solely pursuant to equity documents between Borrower and Lenders, including interest accruing after Insolvency Proceedings begin.

        "Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "Payment Date" is defined in Section 2.3(a).

        "Permitted Indebtedness" is:

          (a)   Borrower's indebtedness to Lenders and Agent under this Agreement or the Loan Documents;

          (b)   Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

          (c)   Subordinated Debt;

          (d)   Indebtedness to trade creditors incurred in the ordinary course of business;

          (e)   Indebtedness secured by Permitted Liens;

          (f)    Unsecured Indebtedness owed by T/J Technologies, Inc. to United Bank and Trust- Washtenaw pursuant to a working capital line in an aggregate principal amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00);

          (g)   Unsecured indebtedness in the amount of $1,300,000.00 owed to Black and Decker;

          (h)   Reimburse obligations pursuant to letters of credit issued in favor of suppliers in connection with the purchase of equipment;

          (i)    Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness listed in (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

          (j)    Advances from, or indebtedness to, the Chinese government in connection with the construction of additional factories in China.

        "Permitted Investments" are:

          (a)   Investments shown on the Perfection Certificate and existing on the Closing Date; and

          (b)   (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) SVB's certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through the Lenders;

          (c)   Investments in Wholly-Owned Subsidiaries (provided that distributions or Investments from Borrower or any Subsidiary of Borrower in T/J Technologies, Inc. in excess of Three Hundred Thousand Dollars ($300,000.00) per year in the aggregate are prohibited without the consent of Agent) or other subsidiaries to fund current operating expenses and capital expenditures in the ordinary course of business or joint ventures that may be established from time to time;

          (d)   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors; and

          (e)   advances in the amount of approximately One Million Three Hundred Thousand Dollars ($1,300,000.00) to Sumisho Metalex Corporation for the purchase of equipment located in China.

        "Permitted Liens" are:

          (a)   Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

          (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Agent's security interests;

          (c)   Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars

  ($100,000.00) in the aggregate amount outstanding, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

          (d)   Liens described on Perfection Certificate;

          (e)   Carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings if they have no priority over any of Lenders' security interest;

          (f)    Pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance of self-insurance arrangements;

          (g)   Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

          (h)   Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest; and

          (i)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (h), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prepayment Fee" shall be an amount equal to:

            (i)  three percent (3.0%) of the principal portion of any Advance prepaid on or before one year from the date of this Agreement; and

           (ii)  two percent (2.0%) of the principal portion of any Advance prepaid after one year, but on or before two years from the date of this Agreement; and

          (iii)  one percent (1.0%) of the principal portion of any Advance prepaid after two years from the date of this Agreement, but prior to the applicable Maturity Date.

        "Prime Rate" is SVB's most recently announced "prime rate," even if it is not Lenders' lowest rate.

        "Repayment Period" as to each Advance, is a period of time equal to thirty-six (36) consecutive months.

        "Responsible Officer" is each of the Chief Executive Officer, President, Chief Financial Officer and the Controller of Borrower.

        "Schedule" is any attached schedule of exceptions.

        "Scheduled Payment" is defined in Section 2.3(a).

        "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's debt to Lenders (pursuant to a subordination agreement entered into between Agent, Borrower and the subordinated creditor), on terms acceptable to Agent and Lenders.

        "Subsidiary" is any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "SVB Loan Agreement" is that certain Loan and Security Agreement (Operating Line of Credit) as of even date herewith, as amended from time to time, by and between Borrower and SVB.

        "Tangible Net Worth" is, on any date, the total assets of Borrower minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

        "Term Loan" is an Advance or Advances of up to Three Million Dollars ($3,000,000.00).

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Lenders to be paid by Borrower, but excluding all other Subordinated Debt.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument as of the date first above written.

BORROWER:
A123 SYSTEMS, INC.
By:	/s/ Michael Rubino
Name:	Michael Rubino
Title:	CFO, VP Finance
SILICON VALLEY BANK, as Agent and as a LENDER
By:	/s/ Dave Rodriguez
Name:	Dave Rodriguez
Title:	Vice President
GOLD HILL VENTURE LENDING 03, L.P., as LENDER
By: GOLD HILL VENTURE LENDING PARTNERS 03, LLC, its General Partner
By:	/s/ David Fischer
Name:	David Fischer
Title:	Manager

 Schedule 1.1

LENDERS AND COMMITMENTS

Lender	Commitment	Commitment Percentage
Silicon Valley Bank	$1,250,000.00	41.66%

Gold Hill Venture Lending 03, L.P.	$1,750,000.00	58.34%

TOTAL	$3,000,000.00	100.00%

 EXHIBIT A

        The Collateral consists of all right, title and interest of Borrower in and to the following:

        All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

        All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

        The Collateral does not include:

          (1)   Any Copyright rights, Copyright applications, Copyright registrations, Mask Works, and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any Patents, Trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing;

          (2)   All fixed assets of the Borrower owned as of December 31, 2005, including manufacturing equipment, fixtures, equipment, leasehold improvements, lab equipment of any type, office equipment, computer equipment and other fixed assets, including all proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located, and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records respect thereto, other than fixed assets located at Borrower's locations in China; and

          (3)   Any equipment purchased for Sumisho Metalex Corporation located in China.

EXHIBIT B

Loan Payment/Advance Request Form
Deadline for same day processing is 2:00 p.m. E.S.T.

Fax To:	Date:

LOAN PAYMENT:
SAMPLE DOCUMENTS CLIENT NAME (BORROWER)
From Account #	To Account #
(Deposit Account #)		(Loan Account #)
Principal $	and/or Interest $
Authorized Signature:		Phone Number:

LOAN ADVANCE:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account #	To Account #
(Loan Account #)		(Deposit Account #)
Amount of Advance $

All Borrower's representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:		Phone Number:

OUTGOING WIRE REQUEST
Complete only if all or a portion of funds from the loan advance above are to be wired.
Deadline for same day processing is 12:00pm, P.S.T.
Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and Sate:
Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):
Print Name/Title:	Print Name/Title:
Telephone #	Telephone #

 EXHIBIT C
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, AS AGENT
FROM:	A123 SYSTEMS, INC.

        The undersigned authorized officer of A123 Systems, Inc. certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Lenders, and Agent (the "Agreement"), (i) Borrower is in complete compliance for the period ending                          with all required covenants except as noted below and (ii) there are no Events of Default, and all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

        Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
Monthly financial statements with CC	Monthly within 30 days	Yes	No
Annual financial statements (CPA Audited)	FYE within 210 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
Projections	Annually, w/i 30 days of Board approval	Yes	No

Comments Regarding Exceptions: See Attached.	AGENT USE ONLY
A123 Systems, Inc.	Received by:	AUTHORIZED SIGNER
Sincerely,	Date:
Verified:
Signature		AUTHORIZED SIGNER
Title	Date:
Date	Compliance Status: Yes No

FIRST LOAN MODIFICATION AGREEMENT

        This First Loan Modification Agreement (this "Loan Modification Agreement") is entered into as of July 10, 2007 (the "Effective Date"), by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 ("SVB"), as agent (the "Agent"), and the other Lenders that are now or hereafter become a "Lender" under the Loan Agreement (as hereinafter defined), including without limitation, SVB and GOLD HILL VENTURE LENDING 03, L.P. ("Gold Hill") and A123 SYSTEMS, INC., a Delaware corporation with its chief executive office located at Arsenal on the Charles, One Kingsbury Avenue, Watertown, MA 02472 ("Borrower").

        1.    DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS.    Among other indebtedness and obligations which may be owing by Borrower to the Lenders, Borrower is indebted to the Lenders pursuant to a loan arrangement dated as of August 2, 2006, evidenced by, among other documents, a certain Term Loan and Security Agreement dated as of August 2, 2006, between Borrower and the Lenders (as amended, the "Loan Agreement"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

        2.    DESCRIPTION OF COLLATERAL.    Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Agent, for the ratable benefit of the Lenders, the "Security Documents").

        Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

        3.    DESCRIPTION OF CHANGE IN TERMS.

        A     Modifications to Loan Agreement.

          1.     The Loan Agreement shall be amended by inserting the following new Section 2.1.2 entitled "2007 Term Loan Facility" to appear immediately after Section 2.1.1:

      "2.1.2 2007 Term Loan Facility.

            (a)    Availability.    Subject to the terms and conditions herein, SVB shall lend to Borrower from time to time prior to the 2007 Commitment Termination Date, advances (each a "2007 Term Advance" and collectively the "2007 Term Advances") in an aggregate amount not to exceed the 2007 Term Loan. When repaid, the 2007 Term Advances may not be re-borrowed. SVB's obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the 2007 Commitment Termination Date. For purposes of this Section, the minimum amount of each 2007 Term Advance is Five Hundred Thousand Dollars ($500,000.00).

            (b)    Borrowing Procedure.    To obtain a 2007 Term Advance, Borrower must notify SVB by facsimile or telephone by 12:00 noon Eastern time on the date the 2007 Term Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to SVB a completed Payment/Advance Form in the form attached as Exhibit B (the Payment/Advance Form). On the Funding Date for each 2007 Term Advance, SVB shall credit such 2007 Term Advance to one of Borrower's deposit accounts. SVB may make 2007 Term Advances under this Agreement based on instructions from a Responsible Officer or his or her designee. SVB may rely on any telephone notice given by a person whom SVB reasonably believes is a Responsible Officer or designee.

            (c)    Interest Payments.    Commencing on the first 2007 Payment Date of the month following the month in which the Funding Date occurs (or commencing on the Funding Date if the Funding Date is the first Business Day of the month), Borrower shall make monthly payments of interest on account of the 2007 Term Advances at the rate set forth in Section 2.1.2(e).

            (d)    Repayment.    Commencing on the applicable Amortization Date, and continuing on the 2007 Payment Date of each month thereafter, for each 2007 Term Advance, Borrower shall make consecutive equal monthly payments of principal and interest, calculated by SVB based upon: (1) the amount of the 2007 Term Advance, (2) the interest rate set forth in Section 2.1.2(e) below, and (3) an amortization schedule equal to the Repayment Period. All unpaid principal and accrued interest is due and payable in full on the last 2007 Payment Date with respect to such 2007 Term Advance. Payments received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. A 2007 Term Advance may only be prepaid in accordance with Sections 2.1.2(f) and 2.1.2(g).

            (e)    Interest Rate.    Borrower shall pay interest on each 2007 Payment Date on the unpaid principal amount of each 2007 Term Advance until such 2007 Term Advance has been paid in full. Interest shall accrue at the fixed per annum rate of interest equal to the aggregate of the Prime Rate and one and one-quarter of one percent (1.25%), which rate shall be fixed as of the Funding Date for each 2007 Term Advance; provided, however, on the first (1st) day of the month following the occurrence of an IPO Event, interest shall accrue at a fixed per annum rate equal to the Prime Rate, which rate shall be fixed as of the Funding Date for each 2007 Term Advance. Interest is computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to the applicable rate as set forth above plus the Default Rate.

            (f)    Mandatory Prepayment of 2007 Term Advances Upon an Acceleration.    If the 2007 Term Advances are accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to SVB an amount equal to the sum of: (i) all outstanding principal plus accrued interest, (ii) the Prepayment Fee with regard to such 2007 Term Advance plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

            (g)    Permitted Prepayment of 2007 Term Advances.    Borrower shall have the option to prepay, at any time, all of the 2007 Term Advances advanced by SVB under this Agreement, provided Borrower (i) provides written notice to SVB of its election to prepay such 2007 Term Advance at least five (5) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued interest with regard to the 2007 Term Advances, (B) the Prepayment Fee, plus (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts with respect to such 2007 Term Advance."

          2.     The Loan Agreement shall be amended by deleting the following text appearing in Section 6.6 thereof, entitled "Accounts":

            "(a) In order to permit Agent to monitor Borrower's financial performance and condition, Borrower, shall maintain its depository and operating accounts with Agent and a majority of Borrower's cash or securities in excess of that amount used for Borrower's operations shall be maintained or administered through Agent. In addition to the foregoing, as of the Effective Date and at all times thereafter, Borrower shall maintain a minimum balance, maintained or administered through Agent, of the lesser of: (i) Five Million Dollars ($5,000,000.00) in unrestricted cash or securities, or (ii) an amount equal to at least ninety-five percent (95.0%) of the dollar value of the Borrower's and its Affiliates', in the aggregate, cash or securities (excluding cash or securities required to be maintained outside of the United States, in the ordinary course of business)."

          and inserting in lieu thereof the following:

            "(a) In order to permit Agent to monitor Borrower's financial performance and condition, Borrower, shall maintain its depository and operating accounts with Agent and a majority of Borrower's cash or securities in excess of that amount used for Borrower's operations shall be maintained or administered through Agent. In addition to the foregoing, as of the Effective Date and at all times thereafter, Borrower shall maintain a minimum balance, maintained or administered through Agent, of the lesser of: (i) Five Million Dollars ($5,000,000.00) in unrestricted cash or securities, or (ii) an amount equal to at least ninety-five percent (95.0%) of the dollar value of the Borrower's and its Affiliates', in the aggregate, cash or securities (excluding cash or securities required to be maintained outside of the United States, in the ordinary course of business). Notwithstanding the foregoing, in the event that Borrower's and its Affiliates' aggregate cash or securities is less than Twenty Million Dollars ($20,000,000.00) at any time, Borrower shall maintain a minimum balance, maintained or administered through Agent, of the lesser of: (i) Ten Million Dollars ($10,000,000.00) in unrestricted cash or securities, or (ii) an amount equal to at least ninety-five percent (95.0%) of the dollar value of the Borrower's and its Affiliates', in the aggregate, cash or securities (excluding cash or securities required to be maintained outside of the United States, in the ordinary course of business)."

          3.     The Loan Agreement shall be amended by inserting the following new Section 6.8 thereof to appear immediately after Section 6.7 thereof:

            "6.8 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

              (a)   Liquidity Ratio. Commencing with the month ending June 30, 2007, and as of the last day of each month thereafter, a Liquidity Ratio of at least 2.0 to 1.0.

              (b)   Minimum Quarterly Revenue. Borrower shall maintain, to be tested as of the last day of each quarter, minimum quarterly revenue of at least (i) Eight Million Dollars ($8,000,000.00) as of and for the quarter ending June 30, 2007, (ii) Nine Million Dollars ($9,000,000.00) as of and for the quarter ending September 30, 2007, (iii) Seven Million Dollars ($7,000,000.00) as of and for the quarters ending December 31, 2007 and March 31, 2008, and (iv) with respect to the quarter ending June 30, 2008 and for each quarter in each fiscal year thereafter, an amount equal to the greater of Nine Million Dollars ($9,000,000.00) or sixty percent (60.0%) of the Board-approved plan for such fiscal quarter."

          4.     The Loan Agreement shall be amended by deleting the following text appearing in Section 8.2 thereof, entitled "Covenant Default":

            "(a) If Borrower fails to perform any obligation under Sections 6.2, or 6.6, or violates any of the covenants contained in Article 7 of this Agreement, or"

          and inserting in lieu thereof the following:

            "(a) If Borrower fails to perform any obligation under Sections 6.2, 6.6, or 6.8, or violates any of the covenants contained in Article 7 of this Agreement, or"

          5.     The Loan Agreement shall be amended by deleting the following appearing as Section 8.3 thereof:

            " "8.3 Intentionally Deleted."

          and inserting in lieu thereof the following:

            "8.3 Material Adverse Change.

          A Material Adverse Change occurs."

          6.     The Loan Agreement shall be amended by deleting the following text appearing in Section 9.1 thereof, entitled "Rights and Remedies":

            " When an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

              (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);"

            and inserting in lieu thereof the following:

              " When an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

                (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders). Notwithstanding the foregoing, if the only Event of Default that occurs is a result of Borrower's violation of Section 6.8 or Section 8.3, then only those Obligations outstanding related to 2007 Term Advances shall become immediately due and payable upon such declaration by Agent;"

          7.     The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

            " "Credit Extension" is each Advance, or any other extension of credit by Lenders for Borrower's benefit."

            " "Funding Date" is any date on which an Advance is made to or on account of Borrower."

            " "Prepayment Fee" shall be an amount equal to:

              (i)    three percent (3.0%) of the principal portion of any Advance prepaid on or before one year from the date of this Agreement; and

              (ii)   two percent (2.0%) of the principal portion of any Advance prepaid after one year, but on or before two years from the date of this Agreement; and

              (iii)  one percent (1.0%) of the principal portion of any Advance prepaid after two years from the date of this Agreement, but prior to the applicable Maturity Date."

            " "Repayment Period" as to each Advance, is a period of time equal to thirty-six (36) consecutive months."

          and inserting in lieu thereof the following:

            " "Credit Extension" is each Advance, 2007 Term Advance, or any other extension of credit by Lenders or SVB for Borrower's benefit."

            " "Funding Date" is any date on which a Credit Extension is made to or on account of Borrower."

            " "Prepayment Fee" shall be as follows:

              (a)   with respect to Advances:

                (i)    three percent (3.0%) of the principal portion of any Advance prepaid on or before one year from the date of this Agreement; and

                (ii)   two percent (2.0%) of the principal portion of any Advance prepaid after one year, but on or before two years from the date of this Agreement; and

                (iii)  one percent (1.0%) of the principal portion of any Advance prepaid after two years from the date of this Agreement, but prior to the applicable Maturity Date.

              (b)   with respect to 2007 Term Advances:

                (i)    one percent (1.0%) of the outstanding principal amount of the 2007 Term Advances, if the prepayment occurs on or prior to December 31, 2008; and

                (ii)   zero percent (0%) of the outstanding principal amount of the 2007 Term Advances, if the prepayment occurs after December 31, 2008."

            " "Repayment Period" as to each Advance or 2007 Term Advance, is a period of time equal to thirty-six (36) consecutive months."

          8.     The Loan Agreement shall be amended by inserting the following definitions to appear alphabetically in Section 13.1 thereof:

            " "2007 Commitment Termination Date" is July 10, 2008."

            " "2007 Payment Date" is the first Business Day of the month."

            " "2007 Term Advance" or "2007 Term Advances" is defined in Section 2.1.2(a)."

            " "2007 Term Loan" is a 2007 Term Advance or 2007 Term Advances in an aggregate amount of up to Ten Million Dollars ($10,000,000.00)."

            " "Amortization Date" is for each 2007 Term Advance, the earlier to occur of (i) the first (1st) day of the month following the month which is ninety (90) days from the Funding Date with respect to such 2007 Term Advance, or (ii) the first (1st) day of the month following the month in which the 2007 Commitment Termination Date occurs."

            " "IPO Event" occurs when Borrower consummates an initial public offering of its securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in proceeds to Borrower, net of underwriting discounts and commissions, of at least $50,000,000.00."

            " "Liquidity Ratio" is a ratio of Borrower's (a) Quick Assets, to (b) all Obligations (other than that portion of the Obligations due and owing to Gold Hill) plus all Obligations (as defined in the SVB Loan Agreement) in connection with the SVB Loan Agreement."

            " "Material Adverse Change" is: (a) a material impairment in the perfection or priority of Lenders' security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Agent determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Article 6 during the next succeeding financial reporting period."

            " "Quick Assets" is, on any date, Borrower's unrestricted cash plus net billed accounts receivable determined according to GAAP."

          9.     Schedule 1.1 of the Loan Agreement is hereby replaced with the Schedule 1.1 attached as Exhibit A hereto.

          10.   The Compliance Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

        4.    ANNUAL AUDITED FINANCIAL STATEMENTS.    Notwithstanding the terms of the Loan Agreement to the contrary, Borrower must deliver to Bank its annual audited financial statements with respect to its fiscal year ended December 31, 2006 on or before September 30, 2007.

        5.    FEES.    The Borrower shall pay to SVB fully earned, non-refundable modification fees of (i) Twenty Five Thousand Dollars ($25,000.00) on the Effective Date, and (ii) Twenty Five Thousand Dollars ($25,000.00) on the earlier to occur of: (a) the early termination of the Loan Agreement by Borrower; or (b) December 1, 2007, if at any of those times the aggregate amount of 2007 Term Advances made by SVB is less than Five Million Dollars ($5,000,000.00).

        6.    RATIFICATION OF PERFECTION CERTIFICATE.    Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in those certain Perfection Certificates each dated as of August 2, 2006, between Borrower and Lenders, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Lenders in the Perfection Certificates have not changed, as of the date hereof.

        7.    CONSISTENT CHANGES.    The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

        8.    RATIFICATION OF LOAN DOCUMENTS.    Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Agent, for the ratable benefit of the Lenders, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

        9.    NO DEFENSES OF BORROWER.    Borrower hereby acknowledges and agrees that, as of the Effective Date, Borrower has no offsets, defenses, claims, or counterclaims against Agent or Lenders with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Agent or Lenders, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Agent and Lenders from any liability thereunder.

        10.    CONTINUING VALIDITY.    Borrower understands and agrees that in modifying the existing Obligations, Agent and Lenders are relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lenders' agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate any Lender to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Lenders and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Agent in writing. No maker will be released by virtue of this Loan Modification Agreement.

        11.    COUNTERSIGNATURE.    This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower, Agent and Lenders.

        This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

[The remainder of page intentionally left blank]

        This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		LENDERS:
A123 SYSTEMS, INC.		SILICON VALLEY BANK, as Agent and Lender
By:	/s/ Michael Rubino	By:
Name:	Michael Rubino	Name:
Title:	CFO	Title:
GOLD HILL VENTURE LENDING 03, L.P., as LENDER
By: GOLD HILL VENTURE LENDING PARTNERS 03, LLC, its General Partner
By:
Name:
Title:

        This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	LENDERS:
A123 SYSTEMS, INC.	SILICON VALLEY BANK, as Agent and Lender
By:	By:	/s/ Dave Rodriguez
Name:	Name:	Dave Rodriguez
Title:	Title:	SVP
GOLD HILL VENTURE LENDING 03, L.P., as LENDER
By: GOLD HILL VENTURE LENDING PARTNERS 03, LLC, its General Partner
By:
Name:
Title:

        This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	LENDERS:
A123 SYSTEMS, INC.	SILICON VALLEY BANK, as Agent and Lender
By:	By:
Name:	Name:
Title:	Title:
GOLD HILL VENTURE LENDING 03, L.P., as LENDER
By: GOLD HILL VENTURE LENDING PARTNERS 03, LLC, its General Partner
	By:	/s/ David Fischer
	Name:	David Fischer
	Title:	Manager

 SCHEDULE 1.1

LENDERS AND COMMITMENTS

Lender	Commitment	Commitment Percentage
TERM LOAN
Silicon Valley Bank	$1,250,000.00	41.66%
Gold Hill Venture Lending 03, L.P.	$1,750,000.00	58.34%

TOTAL	$3,000,000.00	100.00%

2007 TERM LOAN
Silicon Valley Bank	$10,000,000.00	100%
Gold Hill Venture Lending 03, L.P.	$0	0%

TOTAL	$10,000,000.00	100%

 EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, AS AGENT
FROM:	A123 SYSTEMS, INC.

        The undersigned authorized officer of A123 Systems, Inc. certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Lenders, and Agent (the "Agreement"), (i) Borrower is in complete compliance for the period ending                                      with all required covenants except as noted below and (ii) there are no Events of Default, and all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

        Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
Monthly financial statements with CC	Monthly within 30 days	Yes No
Annual financial statements (CPA Audited)	FYE within 210 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Projections	Annually, w/i 30 days of Board approval	Yes No

Financial Covenant	Required			Actual	Complies
Maintain on a Monthly Basis:
Minimum Liquidity Ratio		2.0:1.0		:1.0	Yes No
Maintain on a Quarterly Basis:
Minimum Quarterly Revenue*	$		*	$	Yes No

*
As set forth in Section 6.8(b) of the Loan and Security Agreement.

Comments Regarding Exceptions: See Attached. A123 Systems, Inc. Sincerely, Signature Title Date	AGENT USE ONLY Received by: AUTHORIZED SIGNER Date: Verified: AUTHORIZED SIGNER Date: Compliance Status: Yes No

QuickLinks

  Exhibit 10.17
Schedule 1.1 LENDERS AND COMMITMENTS
EXHIBIT A
EXHIBIT B Loan Payment/Advance Request Form Deadline for same day processing is 2:00 p.m. E.S.T.
EXHIBIT C COMPLIANCE CERTIFICATE
SCHEDULE 1.1 LENDERS AND COMMITMENTS
EXHIBIT B COMPLIANCE CERTIFICATE